Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman/Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

InfuSystem Holdings Provides Business Update and Comments on

Fourth Quarter 2007 Financial Results

Improved Efficacy of Cancer Drugs and Cost Savings Driving Demand for

Continuous Infusion of Chemotherapy

New York, March 18, 2008 – InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), the leading provider of ambulatory infusion pump services for administering chemotherapy, today announced financial results for the fourth quarter of 2007. InfuSystem Holdings’ results include results of operations for InfuSystem, Inc. from October 26, 2007 through December 31, 2007.

InfuSystem, Inc. supplies oncology practices, hospitals and their patients with ambulatory infusion pumps and related services. InfuSystem also provides 24/7 nursing support to address questions that patients may have about their pump treatment or other questions related to the pump. Continuous infusion pumps allow for the gradual delivery of a drug over a period of days in the privacy of one's home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. The company has approximately 60% penetration of oncologist practices in the United States, and agreements with managed care organizations covering over 125 million managed care lives.

Recent Highlights:

•	Completed the acquisition of InfuSystem, Inc.

•	Former president and co-founder of InfuSystem, Steve Watkins, appointed chief executive officer

•	Sean M. Whelan, CPA, hired as chief financial officer

•	David M. Haar hired as vice president of marketing

•	Scott L. Chesky appointed vice president of strategic development

Mr. Sean McDevitt, chairman of the board, commented, “Following the acquisition of InfuSystem, we are now well underway to completing all of the immediate objectives we had established. Specifically, Steve Watkins, former president and co-founder of InfuSystem took over as chief executive officer of the combined companies. Janet Skonieczny will continue as vice president of operations, Tony Norkus will continue as vice president of sales, and the rest of the management team for InfuSystem will remain intact. Additionally, we hired a first-class chief financial officer and a new vice president of marketing with extensive industry experience. At the same time, we have begun to invest more heavily in national sales and marketing initiatives—the results of which have already become apparent heading into 2008. Most recently, we added a new vice president of strategic development and look forward to a very active year in terms of establishing joint ventures and strategic alliances, as well as identifying potential acquisition candidates with complementary products and services.”

Mr. Steve Watkins, chief executive officer, commented, “Sales for the fourth quarter and full year 2007 were consistent with InfuSystem, Inc.’s results for the same periods in 2006. The lengthy acquisition process had the anticipated slowing effect on our sales organization. Following the acquisition, we immediately put in place our aggressive plans to resume and accelerate organic growth—including enhanced training, as well as new directives and incentive plans for the sales force. Overall, we see enormous opportunities ahead as a stand-alone public company and expect demand for continuous infusion pump therapy to continue its momentum of the past few years. Improved efficacy of the drugs as well as greater patient comfort compared to traditional bolus treatment are contributing to increased awareness of continuous infusion. The therapy is advantageous to payors, including managed care organizations, because it is generally less expensive than homecare or hospitalization and may help lower the costs incurred to treat the side-effects that often accompany traditional bolus.”

Mr. Watkins continued, “Colorectal cancer (CRC) is the third most common cancer in both men and women. Protocols involving continuous infusion therapy are widely recognized as the standard of care for treatment of stage III CRC — and we are beginning to see treatment expanding to include stage II and stage IV as well. At the same time, continuous infusion protocols have also been approved for other forms of cancer, thereby greatly enhancing the addressable patient population for InfuSystem. Currently, over 120 drug therapy clinical trials involving continuous infusion therapy are being conducted and our plan is to expand our services to patients fighting other cancers. We expect to achieve this efficiently and cost-effectively as InfuSystem already has a strong foothold within the oncology community. We will start by educating our existing base of physicians and oncology nurses, which now includes over 1,500 practices across the United States. Given these strong relationships, we also look forward to leveraging our distribution channel by augmenting our offering to include safety products, disposables and other related items.”

Mr. Watkins concluded, “As a leading nationwide provider of ambulatory infusion pump services, InfuSystem is ideally positioned for growth in this expanding yet highly fragmented market. Moreover, we believe we have a very scalable business model and are already benefiting from our status as a stand-alone public company, which has enabled us to begin aggressively pursuing these opportunities. At December 31, 2007, we had approximately $4 million of cash and we continue to generate very strong cash flow heading into 2008, which provides us tremendous flexibility to enhance our capital structure, strengthen our balance sheet and pursue strategic acquisitions going forward.”

Financial Results

Revenue for the fourth quarter ended December 31, 2007 was $6.6 million, versus $0 for the same period in 2006, which reflects the revenues recognized by InfuSystem Holdings, Inc. following the acquisition of InfuSystem, Inc. from I-Flow Corporation on October 25, 2007. Revenue for the year ended December 31, 2007 was $6.6 million, versus $0 for the year ended December 31, 2006.

Operating income for the fourth quarter of 2007 was $1.0 million versus an operating loss of $1.9 million for the same period in 2006. The operating loss for the year ended December 31, 2007 was $1.5 million versus an operating loss of $20.8 million for 2006. The increase in operating income for the fourth quarter of 2007 and decrease in operating loss for the full year reflect revenue and operating expenses recorded for InfuSystem, Inc. following the acquisition, and lower stock-based compensation expense.

The net loss for the fourth quarter of 2007 was $1.9 million, or a loss of $0.11 per share, compared to net income of $0.2 million or $0.01 per share, for the same period in 2006. The net loss for the fourth quarter of 2007 included a $0.3 million charge for stock-based compensation, a $2.6 million charge for loss on derivative financial instruments, $0.8 million of expenses related to the transaction, and a $0.3 million gain from interest income.

The net loss for the year ended December 31, 2007 was $2.8 million, or a loss of $0.15 per share, versus a net loss of $7.9 million or $0.58 per share, for 2006. The net loss for 2007 included a $1.8 million charge for stock-based compensation, a $3.3 million charge for loss on derivative financial instruments, $1.8 million of expenses related to the transaction, and a $3.9 million gain from interest income.

InfuSystem Holdings, Inc. also announced that it intends to file a Form 12b-25 with the U.S. Securities and Exchange Commission to extend the filing date of its Form 10-K for the fiscal year ended December 31, 2007 by fifteen calendar days because the financial statements of its predecessor, InfuSystem, Inc., for the fiscal years ended December 31, 2006 and 2005 and for the period from January 1, 2007 through October 25, 2007, which are required to be included in the Form 10-K as predecessor financial statements, have not yet been completed and provided to InfuSystem Holdings, Inc. by the predecessor’s former owner. InfuSystem Holdings, Inc. plans to file its Form 10-K as soon as possible, and in any event within the fifteen calendar days filing deadline.

Upon filing its Form 10-K, InfuSystem Holdings, Inc. will include additional financial information with regards to the complete fourth quarter of 2007 and the complete 2007 calendar year, including revenues of predecessor InfuSystem and successor InfuSystem for the respective time periods.

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pump services for oncologists and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one's home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem's pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

(Tables follow)

InfuSystem Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	3,960	427
Investments held in trust	—	98,151
Accounts receivable, less allowance for doubtful accounts of $1638 and $0 at December 31, 2007 and 2006, respectively; December 31, 2007 includes $103 due from I-Flow	6,304	—
Inventory supplies	364	—
Prepaid expenses and other current assets	1,263	446
Deferred income taxes	4	—
Deferred acquisition costs	—	1,274

Total Current Assets	11,895	100,298
Property & equipment, Net	13,504	—
Deferred debt issuance costs, net	1,918	—
Goodwill	56,544	—
Intangible assets, net	32,565	—

Total Assets	116,426	100,298

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	1,076	353
Other current liabilities	700	598
Income taxes payable	1,186	—
Deferred underwriting fees	—	5,468
Derivative liabilities	12,407	9,113
Current portion of long-term debt payable to I-Flow	2,044	—

Total Current Liabilities	17,413	15,532
Long-term debt payable to I-Flow, net of current portion	30,250	—
Deferred income taxes	4	—

Total Liabilities	47,667	15,532

Commitments:
Common stock subject to possible conversion	—	19,620
Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 18,315,430 and 21,041,918, respectively; outstanding 16,824,295 and 18,625,252, respectively	2	2
Additional paid-in capital	79,437	73,028
Retained deficit	(10,680)	(7,884)

Total Stockholders’ Equity	68,759	65,146

Total Liabilities and Stockholders’ Equity	116,426	100,298

InfuSystem Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Twelve and Three Months Ended December 31, 2007 and 2006

(in thousands, except per share data)	Year Ended December 31, 2007 (1)	Year Ended December 31, 2006	3 Months Ended December 31, 2007 (1)	3 Months Ended December 31, 2006
Net revenues	$6,582	$—	$6,582	$—

Operating expenses	(8,079)	(20,824)	(5,618)	(1,928)

Operating (loss) income	(1,497)	(20,824)	964	(1,928)
Other (expense) income	(189)	14,003	(2,475)	2,523
(Loss) income before income taxes	(1,686)	(6,821)	(1,511)	595
Income tax expense	(1,110)	(1,038)	(357)	(426)

Net (loss) income	(2,796)	(7,859)	(1,868)	169

Net (loss) income per share:
basic	(0.15)	(0.58)	(0.11)	0.01
diluted	(0.15)	(0.58)	(0.11)	0.01
Weighted average shares outstanding:
basic	18,299,600	13,661,117	17,333,261	18,625,252
diluted	N/A	N/A	N/A	21,919,762

(1)	InfuSystem Holdings’ 2007 results do not include results of operations for InfuSystem, Inc. for the full fourth quarter or the full year; they only include results of operations for InfuSystem, Inc. from October 26, 2007 through December 31, 2007. Prior to October 26, 2007, the Company (known as HAPC, Inc. at the time) was in the development stage.

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